UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 16, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

See Item 8.01 below.

Item 8.01 Other Events.

Results of Annual Meeting of Shareholders

At VoIP, Inc.’s (the “Company”) shareholder meeting held on March 16, 2007, shareholders approved a proposal to amend and restate the Company’s Articles of Incorporation to increase the Company's authorized common stock to 400 million shares, and to authorize 25 million shares of preferred stock. Shareholders on March 16, 2007 also approved the election of Anthony Cataldo, the Company’s Chairman and Chief Executive Officer as a director of VoIP, Inc. along with Gary Post, Stuart Kosh and Nicholas Iannuzzi. Shareholders also approved the Company’s 2006 Equity Incentive Plan, and Berkovits, Lago & Company LLP as the Company’s independent auditors for the fiscal year ended December 31, 2006.

Conversion of Note

As previously disclosed in Part I, Item 2 of the Company’s Form 10-Q for the quarter ended September 30, 2006, in October 2005, the Company acquired substantially all of the operating assets and liabilities of WQN, Inc. (“WQN”) for a total purchase price of $9.8 million. The acquisition was funded in part with the issuance of a convertible note in the principal amount of $3.7 million. The principal balance of the note, plus accrued interest at 6%, is currently approximately $3,962,000. This note is convertible at WQN's option into shares of the Company's common stock for an original $1.06 per share. WQN received “favored nations” rights such that for future securities offerings by the Company at a price per share less than this rate, WQN's common stock conversion rate would be adjusted to the lower offering price. As a result of the convertible note and warrant financing the Company consummated on February 16, 2007 (as disclosed in its Form 8-K filed on February 23, 2007), and the favored nations provision discussed above, the note's common stock conversion rate was effectively reduced to $0.18 per share.

On March 16, 2007, WQN notified the Company that it is exercising its right to convert its note and related accrued interest into approximately 22,008,524 restricted shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.
Date: March 19, 2007
	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer